Exhibit 10.1

2005 Management Incentive Plan (MIP)
Effective Date: 01/01/05	Supersedes: 01/01/03	Policy Number: HR.01.04	Issuer: Human Resources	Page: 1 of 3

SCOPE

1.00	This policy applies to all regular full-time employees of Hydril that have been approved to participate in the MIP by the Executive Management Team. The Executive Management Team is defined as the President, Chief Financial Officer (CFO), Chief Operating Officer (COO) and the Vice Presidents.

PURPOSE

2.00	The purpose of the MIP is to motivate and reward key employees that have a significant impact on Hydril obtaining its overall financial objectives.

POLICY

Eligibility

3.00	Employees eligible to participate in the MIP include key management and sales employees that have been recommended by their director and approved by the a member of the executive management team of Hydril.

3.01	Participant must be a full-time regular employee at the time of the bonus payment to be eligible to receive the bonus. In the event that an eligible employee completes the MIP period and is terminated due to a reduction in force or retires (must be eligible) before the MIP bonus payment, they will be eligible to receive the MIP bonus based the established criteria with the appropriate approval.

3.02	Employee participating in the MIP may not participate in any other incentive bonus plans at Hydril. Exceptions can be approved by the executive management team or the board of directors.

3.03	Employees that become eligible for the MIP during the calendar year will participate on a prorated basis based on the number of completed months during the plan year or MIP period.

3.04	If the MIP Target percent for an employee changes during the calendar year due to promotion or demotion, the MIP target level and the salary used to calculate the MIP will be adjusted for the remainder of the MIP period and calendar year starting at the first of the month in which the change occurs.

2005 Management Incentive Plan (MIP)
Effective Date: 01/01/05	Supersedes: 01/01/03	Policy Number: HR.01.04	Issuer: Human Resources	Page: 2 of 3

Measurement Criteria

3.05	In order to reward employees for individual performance while assuring a fair return for the company, the MIP is structured with three specific areas to measure performance.

The three areas of performance measurement are:

•	Hydril’s total Company Financial Performance.

•	Division Financial Performance (Pressure Control, Premium Connections)

•	Individual Performance against established objectives.

The level these 3 criteria affects a participant’s bonus may vary and is based on the tier (bonus level) level.

3.06	Hydril’s Board of Directors and the executive Management team will establish the Company’s Financial Performance target and the Division’s Financial Performance target. The Consolidated Company financials must be profitable for an incentive bonus to be paid.

3.07	The individual objectives will be set by the employee’s director and approved by the Vice President, CFO or President of Hydril. The percentage payout based on the participant’s individual objectives will be recommended by the supervising Vice President or CFO and approved by the President.

3.08	The target level bonus will be set based on which tier the employee is in which will be affected by the employee’s position and job responsibilities.

3.09	The employee may earn one of three levels of bonus based on performance. The three levels are Minimum, Target and Maximum.

3.10	The financial performance for the company and the division will be measured by operating income. The Company’s operating income will be measured by the combined operating incomes of the Pressure Control and Premium Connections Divisions. The income requirements of the divisions for the three levels are defined in Attachment A.

2005 Management Incentive Plan (MIP)
Effective Date: 01/01/05	Supersedes: 01/01/03	Policy Number: HR.01.04	Issuer: Human Resources	Page 3: of 3

3.11	If the maximum level is achieved in an area then the payout is 150% of the target bonus for that area. If the target level is achieved then the payout is 100% of the target bonus for that area. If the minimum level is achieved then the payout is 50% of the target bonus for that area.

3.12	Achievement of the maximum award or 150% of the target bonus for each of the three areas can be achieved by accomplishing the following:

Company	Achievement of individual objectives, and Your division achieving its target operating income goal, and The Company achieving its maximum operating income goal.

Division	Achievement of Individual objectives, and Your division achieving the maximum operating income goal.

Individual	Over-achievement of individual objectives, and Your division achieving the target operating income goal.

3.13	Participation in the plan will be for the calendar year January through December 2005. For some participants the plan will be measured and paid semi-annually, January through June and July through December. For the remaining participants the MIP will be measured and paid annually. The earned bonus will be paid in the first quarter of the following year no later than March 31st.

3.14	Target operating income includes MIP expense at the planned level as recorded in the 2005 Plan approved by the Board of Directors. Achievement of minimum or maximum payout levels will include the expected level of MIP expense in operating income.

RESPONSIBILITY

4.00	It is the responsibility of the Executive Management Team and the Human Resources Department to administer this policy.